Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES MAY SALES RESULTS

HUDSON, OH – June 2, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that May net sales increased 3.3% to $114.6 million from $110.9 million in the same period last year. May same-store sales were flat compared to a same-store sales increase of 2.0% last year.

Year-to-date net sales increased 3.8% to $535.3 million from $515.8 million in the prior year. Same-store sales increased 0.5% year-to-date versus a 5.6% same-store sales increase for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 721 Jo-Ann Fabrics and Crafts traditional stores and 130 Jo-Ann superstores.